UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2016

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 Allied Drive, Suite 220 Dedham, MA	02026
(Address of principal executive offices)	(Zip Code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                                        Termination of a Material Definitive Agreement.

As previously disclosed, on April 13, 2016, Atlantic Power Corporation (the “Company”) delivered a notice of redemption (the “Notice”) to a) the holders of its 6.25% Convertible Unsecured Subordinated Debentures due March 15, 2017(the “Series A Convertible Debentures”) issued pursuant to the trust indenture (the “Base Indenture”), dated as of December 17, 2009, by and between the Company and Computershare Trust Company of Canada, as debenture trustee (the “Trustee”) and b) the holders of its 5.60% Series B Convertible Unsecured Subordinated Debentures due June 30, 2017 (the “Series B Convertible Debentures” and together with the Series A Convertible Debentures, the “2017 Convertible Debentures”) issued pursuant to the Base Indenture, as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indentures”), dated as of October 20, 2010, by and between the Company and the Trustee. The Notice notified those holders that, pursuant to Section 4.3 of the Base Indenture and Section 2.1(c) of the First Supplemental Indenture,  the Company has elected to effect a redemption of Cdn$67.2 million in aggregate principal amount of the Company’s outstanding Series A Convertible Debentures and Cdn $75.8 million in aggregate principal amount of the Company’s outstanding Series B Convertible Debentures, being the entire outstanding principal amount of the 2017 Convertible Debentures, in accordance with the terms of the Indentures and the 2017 Convertible Debentures. Pursuant to the Notice, the 2017 Convertible Debentures are called for redemption in full on May 13, 2016 (the “Redemption Date”). The redemption price for the 2017 Convertible Debentures is equal to par plus the accrued and unpaid interest thereon to the Redemption Date (together, the “Redemption Amount”).

In accordance with the terms of the Indentures, on or prior to the Redemption Date, the Company has irrevocably deposited the Redemption Amount with the Trustee, and on or after the Redemption Date, the Company’s obligations relating to the 2017 Convertible Debentures under the Indentures will be terminated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: May 13, 2016	By:	/s/ Terrence Ronan
		Name:	Terrence Ronan
		Title:	Chief Financial Officer

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